Exhibit 99.1
TSYS News Release
--------------------------------------------------------------------------------
For Immediate Release

Contacts:
James B. Lipham                                           Leo S. Berard
Chief Financial Officer                                   Investor Relations
706.649.2262                                              706.649.5220

      TSYS Reports 19.1% Increase in Operating Income and a 12.4% Increase
                  in Net Income for First Nine Months of 2003

         Columbus, Ga., October 14, 2003 -- TSYS(R) today announces that its financial results are in line with the Company's forecast for the three and nine months ended September 30, 2003.

         Highlights of the third quarter and first nine months of 2003 as compared to the same periods of 2002, are as follows:

                               --------------------------------------- --------------------------------------
      (dollars in millions,         Three Months Ended                        Nine Months Ended
       except earnings per
        share (EPS) data)
       ------------------------- --------------------------------------- ------------------------------------
                                     September 30,                             September 30,
       ------------------------- ------------ ------------ ------------- ------------ ------------ ----------
                                                            Percent                               Percent
                                   2003           2002      Change         2003        2002       Change
     ------------------------- ------------ ------------ ------------- ------------ ------------ ------------
              Revenues Before
                Reimbursables       $210.4        183.2         14.9%       $606.3        535.6        13.2%
               Total Revenues        266.1        239.6         11.1%        775.2        709.1         9.3%
             Operating Income         48.9         40.7         20.2%        136.8        114.9        19.1%
                   Net Income         35.5         32.8          8.2%        101.6         90.3        12.4%
                    Basic EPS         0.18         0.17          8.4%         0.52         0.46        12.5%
                  Diluted EPS         0.18         0.17          8.2%         0.51         0.46        12.6%

         "The third quarter proved to be another solid quarter for TSYS and we expect another record year in 2003 as we celebrate our 20th anniversary," said Richard W. Ussery, chairman and CEO of TSYS. "Our core services demonstrated strong growth for the quarter and the nine months ended September 30, 2003 as illustrated by the double digit growth in revenues and operating income. Our growth in core service revenues continues to be driven by the strong internal annual growth of our existing customers' accounts on file of approximately 11.3%, the cross sell opportunities as evidenced by the year-to-date growth in revenues of 22.6% from value added services and the year-to-date growth of 39.0% in revenues from international clients."

         "Overall, TSYS' net income growth was reduced on a comparison basis with last year due to foreign currency translation gains included in 2002, as well as industry-wide pricing pressures experienced by Vital Processing Services, L.L.C. in 2003," said Ussery.

         "In addition to our earnings growth, we are also very pleased with our strong cash flow


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TSYS Announces 19.1% Increase in Operating Income and a 12.4% Increase for
     First Nine Months of 2003 Earnins/Page 2 of 7


position. During the third quarter, we repaid the $20 million in financing used to fund the $93.5 million purchase of TSYS' corporate campus in June 2003," said Ussery. TSYS is strongly positioned to support future growth and expansion."

         TSYS will host its quarterly conference call at 4:30 p.m. EDT, October 14, 2003. The conference call can be accessed at www.tsys.com by clicking on the designated icon within the Highlights section of the site. The replay will be available 30-45 minutes after the call.

About TSYS
         TSYS (NYSE: TSS) (www.tsys.com) brings integrity and innovation to the world of electronic payments as the integral link between buyers and sellers in this rapidly evolving universe. With more than 267 million accounts on file, TSYS makes it possible for millions of consumers to use their credit, debit, stored value, commercial, smart and retail cards anytime, anywhere through any medium or portal. TSYS offers a full range of acquiring and issuing services from accepting and settling electronic payments for goods and services to designing, administering and fulfilling loyalty programs to credit applications, bankruptcy management and collection services. Based in Columbus, Ga., TSYS serves companies on three continents representing 16 currencies and seven languages. TSYS also maintains operations in Canada, Mexico, Japan, and the United Kingdom and is an 81-percent owned subsidiary of Synovus (NYSE: "SNV") (www.synovus.com), number nine on FORTUNE magazine's list of "The 100 Best Companies To Work For" in 2003. For more information, contact news@tsys.com.

         This press release contains statements that constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding TSYS' expectation of another record year in 2003 and the assumptions underlying such statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this press release. Many of these factors are beyond TSYS' ability to control or predict. These factors include, but are not limited to, revenues are lower than anticipated; internal growth rates for TSYS' existing customers are lower than anticipated; TSYS is unable to control expenses and increase market share; hostilities increase in the Middle East or elsewhere; adverse developments with respect to the credit card industry in general; TSYS is unable to successfully manage any impact from slowing economic conditions or consumer spending; adverse developments with respect to sub-prime or retail clients; and overall market conditions. Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in TSYS' filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations.


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